EX-99.23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Selective Disclosure of the Funds’ Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in the Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A No. 333-05265) under the Securities Act of 1933 and related Prospectus and Statement of Additional Information of the Driehaus Mutual Funds (comprising the Driehaus International Discovery Fund, Driehaus Emerging Markets Growth Fund, Driehaus Global Growth Fund, and Driehaus International Small Cap Growth Fund) and to the incorporation by reference therein of our report dated February 13, 2009 with respect to the financial statements of the Driehaus Mutual Funds included in its Annual Report for the period ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Chicago, Illinois
April 24, 2009